DEAN HELLER

Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 69701-4299
(775) 684 5708
Website: secretaryofsttate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Entity #
C71-1982
Document #
20060285640-03
Date Filed:
5/3/2006 3:58:47 PM
In the office of
Dean Heller Secretary of State

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

    Victory Capital Holdings Corporation

2. The articles have been amended as follows (provide article numbers, if available:

    The name of the corporation is hereby changed from Victory Capital Holdings Corporation to Victory Energy Corporation.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the *

articles of incorporation have voted in favor of the amendment is: 52%

4. Effective date of filing (optional): 5/3/6

5. Officer Signature (required) /s/ Jon Fullenkamp

•If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required of the holders of shares representing a majority of the voting power of each class or series affected by She amendment regardless' of limitations or restrictions on the voting power thereof.

IMPORTANT; Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.